      As filed with the Securities and Exchange Commission on September 11, 2000
                                                      Registration No. 333-43892
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                       UNIVERSAL BROADBAND NETWORKS, INC.
                      (Previously known as IJNT.net, Inc.)
             (Exact Name Of Registrant As Specified In Its Charter)

           Delaware                                      33-611753
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)

                           2030 Main Street, Suite 550
                            Irvine, California 92614
                                 (949) 260-8100
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                             JEFFREY R. MATSEN, ESQ.
                                 GENERAL COUNSEL
                       UNIVERSAL BROADBAND NETWORKS, INC.
                           2030 Main Street, Suite 550
                            Irvine, California 92614
                                 (949) 260-8100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                           CHRISTOPHER A. WILSON, ESQ.
                          Pillsbury Madison & Sutro LLP
                        650 Town Center Drive, 7th Floor
                          Costa Mesa, California 92626
                                 (714) 436-6800

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                           CALCULATION OF REGISTRATION FEE
========================= ====================== ======================= ====================== ======================

 TITLE OF EACH CLASS OF                             PROPOSED MAXIMUM       PROPOSED MAXIMUM
    SECURITIES TO BE          AMOUNT TO BE         OFFERING PRICE PER     AGGREGATE OFFERING          AMOUNT OF
       REGISTERED              REGISTERED              SHARE (1)               PRICE (1)          REGISTRATION FEE
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

Common stock, $.001 par         9,805,660                $3.00                $29,416,980             $7,766
value
========================= ====================== ======================= ====================== ======================


-------------------


(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the bid and asked price for the common stock, $0.001 par value per share, as reported on Nasdaq National Market at September 8, 2000. Company previously paid a registration fee of $8,594 in connection with this Registration Statement.


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                                9,805,660 SHARES


                       UNIVERSAL BROADBAND NETWORKS, INC.

                                  COMMON STOCK


         This prospectus relates to the offering of 9,805,660 shares of our common stock, par value $.001, by the selling shareholders identified in this prospectus. The common stock covered by this prospectus includes 2,525,000 shares issuable upon exercise of warrants issued to the selling security holders. The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or through negotiated transactions. We will not receive any of the proceeds from the sale of the shares, however, we are paying for the costs of registering the shares covered by this prospectus.


         The selling shareholders will receive all of the amounts received upon any sale by them of the common stock, less any brokerage commissions or other expenses incurred by them. While this offering is not being underwritten, the selling shareholders and the brokers or other third parties through whom the selling shareholders sell the common stock may be deemed "underwriters" as that term is defined in the Securities Act of 1933, as amended, for purposes of the resale of the shares of common stock offered in this prospectus.

         THE SHARES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION OF THE SHARES UNDER THE SECURITIES LAWS OF THE STATE IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF ANY EXEMPTIONS FROM SUCH REGISTRATION.


         Our common stock is traded on the Nasdaq National Market under the symbol "UBNT." On September 8, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $3.00 per share.


                                ----------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT CERTAIN RISKS THAT
          YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                ================


               The date of this prospectus is September 11, 2000.


                                ----------------

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. FORWARD-LOOKING STATEMENTS DEAL WITH OUR CURRENT PLANS, INTENTIONS, BELIEFS AND EXPECTATIONS AND STATEMENTS OF FUTURE ECONOMIC PERFORMANCE. STATEMENTS CONTAINING TERMS SUCH AS "BELIEVES," "DOES NOT BELIEVE," "PLANS," "EXPECTS," "INTENDS," "ESTIMATES," "ANTICIPATES" AND OTHER PHRASES OF SIMILAR MEANING ARE CONSIDERED TO CONTAIN UNCERTAINTY AND ARE FORWARD-LOOKING STATEMENTS.

         FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES WHICH MAY CAUSE OUR ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM WHAT IS CURRENTLY ANTICIPATED. WE MAKE CAUTIONARY STATEMENTS IN CERTAIN SECTIONS OF THIS PROSPECTUS, INCLUDING UNDER "RISK FACTORS." YOU SHOULD READ THESE CAUTIONARY STATEMENTS AS BEING APPLICABLE T ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS, IN THE MATERIALS REFERRED TO IN THIS PROSPECTUS, IN THE MATERIALS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, OR IN OUR PRESS RELEASES.

         NO FORWARD-LOOKING STATEMENT IS A GUARANTEE OF FUTURE PERFORMANCE, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENT.

                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS ASPECTS OF OUR BUSINESS AND INFORMATION CONTAINED ELSEWHERE IN THIS MEMORANDUM. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT SHOULD BE CONSIDERED BEFORE PURCHASING OUR COMMON STOCK, AND YOU SHOULD READ THE ENTIRE MEMORANDUM CAREFULLY, INCLUDING THE FINANCIAL INFORMATION AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION.

OVERVIEW

         We are an emerging facilities-based integrated communications carrier using digital subscriber line, or DSL, technology to offer broadband data and voice telecommunications services. DSL technology allows for the utilization of the existing copper telephone wires to provide high-speed access to the Internet while simultaneously providing voice services. Our data offerings will include ADSL, SDSL, IDSL, wireless connectivity and traditional dial-up. Our voice products will include local exchange service and long distance. We are constructing a carrier-grade voice switch in Los Angeles. We also plan to offer voice over DSL ("VoDSL"), which will allow us to serve our target customers with a bundled service offering of multiple phone lines and an "always-on" high-speed Internet connection. Our target customers are small and medium-sized businesses, multiple dwelling units ("MDUs") and multiple tenant units ("MTUs"), and high-end residential customers. We intend to lead with a "DSL first" strategy to capture customers and then market voice services. These voice services can be provisioned over the existing copper pair that customers also utilize for their broadband data access. The bundling of voice services with broadband data access allows for the capital-efficient use of the Company's network equipment and marketing expenditures. We intend to offer these services initially in California and then expand our services within the western United States. Our initial focus markets in California will include Los Angeles, Orange County and various markets in central California. Additional markets for expansion will include the states of Oregon and Washington.

         Historically, we have generated revenue through the sale of Internet services to small and medium-sized businesses and residential customers using wireless and dial-up access. Over the past two years, the Company witnessed the advancement and development of DSL as a technology to provide broadband data access and eventually voice services to their core customer base of small and medium-sized businesses. Commencing in 1998, the Company developed a relationship with Nortel Networks, Inc. to begin the deployment of a DSL-based network. Nortel provided substantial equipment and working capital financing. During 1999, we began construction of our initial market in Los Angeles, our ATM network throughout the western United States and our customer care center and operational and support systems. We have expanded and continue to expand our management team.

         We have designed a network architecture that allows for the capital-efficient deployment of equipment while leveraging the rapidly evolving technology changes occurring in the DSL segment. In each major market we plan to enter we will install a voice switch and associated access equipment. This access equipment can be located in the central offices of the incumbent local exchange carriers or in the facilities of various MDU's or MTU's. We expect to have access equipment operational in more than 214 central office co-locations and 52 MDU/MTU co-locations by the end of 2002. We intend to connect our markets by a combination of leased and owned network facilities. We have acquired fiber routes and co-location facilities in and between a number of major western cities, including Los Angeles, San Francisco, San Jose, Seattle, Salt Lake City, Dallas and Houston. We currently have competitive local exchange carrier ("CLEC") operating authority or pending applications in all states within our targeted western United States region.

RECENT FINANCING DEVELOPMENTS

         SALE OF SERIES B PREFERRED STOCK. On July 21, 2000, we issued and sold 100,000 shares of series B convertible preferred stock to one investor at a purchase price of $10.00 per share. The shares of preferred stock are convertible into our common stock at a conversion price equal to 65% of the lower of the following (a) the average quoted closing price of the Company's common stock for the 20 trading days immediately prior to the conversion, or (b) the last quoted bid price of the common stock as of the time of the conversion, provided however, that the price shall neither be higher than 110% nor lower than 50% of the closing price of the common stock on July 7, 2000, which was $4.00. Commensurate with this transaction, we also issued warrants to purchase 1,000,000 shares of our common stock to the investor and warrants to purchase 100,000 shares to the placement agent. The exercise price of such warrants is calculated using the same formula as the conversion price for the preferred stock. No shares of preferred stock have been converted into common stock as of August 14, 2000.

         CONVERTIBLE NOTES AND WARRANTS. On August 2, 2000, we entered into a Convertible Note Purchase Agreement to borrow $8,795,000 from Herkimer LLC pursuant to convertible promissory notes (the "Notes"). Of this amount, $1,295,000 was received on July 7, 2000 and an additional $2,500,000 was received on August 3, 2000. The receipt of the remaining funds is contingent upon, among other things, the filing and effectiveness of this registration statement. We incur substantial increased costs and liquidated damages if the registration statement is not filed and declared effective on a timely basis. The entire note becomes convertible 91 days after the date of original issuance date. Prior to the date on which the notes become convertible, we may prepay the notes at an optional prepayment price of 133% of the principal amount of the notes plus accrued interest. The note is convertible into shares of the Company's common stock at a price equal to 75% of the average closing price of our common stock on the five trading days immediately preceding the conversion date. The note bears interest at the rate of 8% per annum, and is due and payable, if not converted, on August 2, 2003. In connection with the sale of the notes, we issued to the placement agent warrants to purchase 200,000 shares of common stock at a price of $3.00 per share.

         On June 5, 2000, the Company entered into a Note and Warrant Purchase Agreement to borrow $1,000,000 from one investor. On July 7, 2000, the Agreement was amended to include additional borrowings of $500,000. The agreement provides for interest at 6% per annum, with principal and accrued interest due August 3, 2000. The agreement provides for default interest at a rate of 24% per annum. The agreement requires us to register the shares underlying the warrants issued in connection with the note by November 2000, and provides for a 2% per month cash penalty if such registration is not effective on August 21, 2000 (45 days from amendment). The agreement has been personally guaranteed by the Chairman of the Board of Directors of the Company. As of August 11, 2000, the Company is in default of repayment of this note. However, the note has not been called by the lender, and the Company is accruing interest expense at the default rate noted above. In conjunction with the agreement, the Company issued warrants to the holder of the notes to purchase 200,000 and 100,000 shares of common stock at a price of $2.875 and $4.06 per share, respectively. The warrants expire three years from the date of grant.


         COMMON STOCK. On September 7, 2000, the Company entered into a Stock Purchase Agreement with Generation Capital Associates, L.P., for the sale of 666,660 shares of common stock at $1.50 per share. Pursuant to the terms of the Agreement, we are required to register such shares herewith.



                                                THE OFFERING


Securities offered by the selling shareholders.........      Up to 9,805,660 shares of common stock, par
                                                             value $0.001 per share.

Common stock outstanding as of August 8, 2000..........      20,859,095
Use of Proceeds........................................      We will not receive any proceeds from the sale
                                                             of shares by the selling shareholders.
Nasdaq National Market symbol..........................      UBNT

                                ----------------

         We are a Delaware corporation and our principal executive offices are located at 2030 Main Street, Suite 550, Irvine, CA 92614. Our telephone number is (949) 260-8100. Our web site is http://www.ubnetworks.com.

                                  RISK FACTORS

         THIS OFFERING INVOLVES MATERIAL RISK. PLEASE CAREFULLY READ THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE INVESTING. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.

OUR LIMITED OPERATING HISTORY CREATES SUBSTANTIAL UNCERTAINLY ABOUT FUTURE RESULTS.

         We have never before operated a switch-based telecommunications facility and our facility is not yet fully operational. We recently organized our principal operating subsidiary, UrJet Backbone Networks, Inc., in the last quarter of 1998. We currently provide wireless, dial-up and T-1 Internet access services in nine markets and we have never before offered Internet access services using DSL technology. As a result of our limited operating history, prospective investors have limited operating and financial data about us on which to base an evaluation of our performance and an investment in our stock. Our ability to provide an integrated package of bundled telecommunications services on a widespread basis and to generate operating profits and positive operating cash flow will depend on our ability, among other things, to:

         o market our integrated telecommunications services and generate demand for them among our targeted client categories;

         o        develop, enhance, promote and carefully manage our brand;

         o        respond appropriately and timely to competitive developments;

         o        develop our operational support and other back office systems;

         o obtain state authorizations to operate as a competitive local exchange carrier and any other required governmental authorizations;

         o        attract and retain an adequate client base;

         o        secure additional financing;

         o        attract and retain qualified personnel; and

         o enter into and implement interconnection agreements with established telephone companies on satisfactory terms.

         We cannot assure you that we will be able to achieve any of these objectives, generate sufficient revenue to achieve or sustain profitability, meet our working capital and debt service requirements or compete successfully in the telecommunications industry.

WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOWS, AND WE ANTICIPATE OUR LOSSES TO INCREASE AND CONTINUE FOR THE FORESEEABLE FUTURE.

         We have incurred significant operating losses and negative cash flows from operating activities each year since the commencement of our operations in 1997. Through June 30, 2000, we had an accumulated deficit of $57.0 million. We have not achieved profitability. During the fiscal year ended March 31, 2000, we incurred net losses of $32.4 million and sustained negative cash flows from operating activities of $12.2 million, resulting in a loss of $1.84 per share applicable to our common stockholders. During the three months ended June 30, 2000, we incurred net losses of $12.3 million and sustained negative cash flows from operating activities of $5.7 million, resulting in a net loss of $0.60 per share applicable to our common stockholders. We expect to make significant expenditures in connection with the development of our business, the acquisition, development and expansion of our network infrastructure, and the deployment of our services and systems. As a result, we expect our losses to continue and increase in the foreseeable future, and we expect to incur significant future operating losses and negative cash flows from operating activities.

         Our historical losses also have translated into negative earnings before interest, taxes, depreciation and amortization, or EBITDA, which is used to determine our compliance with certain conditions and covenants in our credit agreements. We expect that our EBITDA will be negative while we emphasize development, construction and expansion of our telecommunications services business and until we establish a sufficient revenue-generating client base. We expect that each of our markets will generally produce losses and negative EBITDA for at least 18 to 24 months after operations commence in such market, and we expect to experience increasing operating losses, net losses and negative EBITDA as we expand our operations.

         If our revenue growth is slower than we anticipate or our operating expenses are higher than expected, our losses will increase significantly. We cannot assure you that we will achieve or sustain profitability or generate positive cash flow and sufficient EBITDA to meet our working capital and debt service requirements, which could increase our borrowing costs and losses substantially, and have a material adverse effect on our business, financial condition and operating results.

OUR INABILITY TO SATISFY OUR DEBT OBLIGATIONS COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

         We expect to borrow substantial amounts to finance the development and expansion of our network. As a result, we expect to increase our debt obligations significantly in a short span of time. Our ability to repay our indebtedness will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors. Some of these factors will be beyond our control.

         If we are unable to service our indebtedness or other obligations, we will be forced to examine alternative financing strategies. These strategies may include reducing or delaying capital expenditures, restructuring or refinancing indebtedness or seeking additional debt or equity financing. We cannot assure you that we would be capable of implementing any of these strategies on satisfactory terms. Our level of indebtedness could have important consequences to our stockholders, including the following:

         o We will have significant and increasing cash interest expense and significant principal repayment obligations with respect to outstanding indebtedness.

         o Our degree of leverage and debt service obligations could limit our ability to plan for, and make us more vulnerable than some of our competitors are to the effects of, an economic downturn or other adverse developments.

         o We may need to dedicate cash flow from our operations to debt service payments, making these funds unavailable for other purposes.

         o Our ability to obtain additional financing in the future for working capital, capital expenditures, debt service requirements or other purposes could be impaired.

         o We will have a competitive disadvantage relative to the other companies in our industry with less debt.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         Our consolidated financial statements have been prepared assuming we will continue as a going concern. During the year ended March 31, 2000, we experienced a net loss of $32.4 million and had negative cash flows from operations of $12.2 million. During the three months ended June 30, 2000, we experienced a net loss of $12.3 million and had negative cash flows from operations of $5.7 million. In addition, we had substantial working capital and shareholders deficits at March 31, 2000 and June 30, 2000. Lastly, we have significant present and future working capital demands, which will require substantial equity and debt financing which have not yet been secured. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our independent auditors have also expressed substantial doubt as to our ability to continue as a going concern. The consolidated financial statements included elsewhere herein do not include any adjustments that might result from the outcome of this uncertainty.

         In an effort to reverse the negative financial conditions noted above, we intend to secure a series of debt and equity financings during 2000 expected to exceed $200 million. Additionally, we intend to expand our operations through the establishment of switch-based telecommunications facilities in pre-designated markets, and develop our management and sales teams, and our corporate infrastructure. We believe these events will provide the working capital required to purchase necessary equipment, to establish the requisite infrastructure and to fund operations until such time as we become profitable.

         There can be no assurances that we will be able to successfully implement our plans, including generating profitable operations, generating positive cash flows from operations and obtaining additional debt and equity capital to meet present and future working capital demands.

OUR INDEBTEDNESS SUBJECTS US TO FINANCIAL AND OPERATING RESTRICTIONS THAT COULD HARM OUR BUSINESS.

         We expect to use and apply our available credit in connection with the development and expansion of our network. As a result, we expect to increase our debt obligations significantly in a short span of time. Our current credit agreement with Nortel imposes operating and financial restrictions on us. These restrictions limit our ability to:

         o        incur additional indebtedness;

         o        issue stock of any subsidiaries;

         o        create liens on assets;

         o pay dividends on the common stock of our principal operating subsidiary, UrJet Backbone Network, Inc., redeem the Series B Preferred Stock or make other distributions;

         o        sell assets;

         o        make capital expenditures;

         o        engage in mergers or acquisitions; and

         o        make investments.

         Failure to comply with any restrictions could limit the availability of borrowings or result in default under our current credit agreement with Nortel. For the years ended March 31, 2000 and March 31, 1999, and for the remaining term of our current credit agreement, Nortel agreed to amend the financial covenants in our current credit agreement to grant us additional operating flexibility. If Nortel had not agreed to grant us such flexibility, we would have been in material noncompliance with our current credit agreement. We cannot give any assurance that we will obtain a waiver or amendment for any future noncompliance with our current credit agreement. Our failure or inability to comply with all material requirements under our present credit arrangements with Nortel and others could harm our business and financial condition. The terms of any debt or equity financing undertaken by us to satisfy future cash requirements could further restrict our operational flexibility, our ability to incur additional indebtedness and adversely affect our financial condition.

WE MAY BE UNABLE TO FINANCE THE COSTS ASSOCIATED WITH THE CONSTRUCTION OF OUR NETWORK IF WE ARE UNABLE TO OBTAIN ACCESS TO CREDIT.

         Nortel Networks, Inc. ("Nortel"), currently provides us with two credit facilities, which includes a $7.0 million line of credit and a $37.0 million credit facility for equipment financing. The maximum allowable amount on a consolidated basis, for both facilities, is $37.0 million. While we have borrowed and currently owe in excess of $7.9 million under the line of credit facility, Nortel is not obligated to provide us funds under the $37.0 million credit facility until we generate at least $30.0 million of additional equity capital or subordinated debt and contribute at least that amount to the equity capital of our operating subsidiary, UBN. Nortel's obligations under the credit facility also are subject to the satisfaction of certain other customary conditions. Until and unless we raise the required funds and satisfy the remaining conditions under our credit agreement with Nortel, we will not be entitled to additional funds under the existing credit facility. Additionally, we cannot guarantee that Nortel will establish the proposed line of credit or that we will satisfy applicable conditions to access funds under such line of credit.

         We depend on the availability of debt financing from Nortel to finance the costs associated with the construction of our network. We may be forced to discontinue or curtail our operations or to modify, delay or abandon the ongoing development and expansion of our network if we are unable to secure additional debt financing from Nortel or others.

OUR INABILITY TO ENSURE THE PROMPT COLLECTION OF PAYMENTS FOR SERVICES THAT WE RENDER COULD HARM OUR BUSINESS.

         Because we generally render our services before receiving payment, we depend on the prompt collection of payment of our customers' bills. In turn, we depend on the creditworthiness of our customers and adequate revenue assurance programs. The failure of our customers to pay their bills on time or our failure to assess the creditworthiness of our customers accurately and implement adequate revenue assurance programs could materially and adversely affect our business, financial condition and operating results.

OUR ABILITY TO ACHIEVE OUR STRATEGIC OBJECTIVES WILL DEPEND IN LARGE PART ON THE SUCCESSFUL, TIMELY AND COST-EFFECTIVE EXPANSION OF OUR NETWORK.

         We must continue to develop and expand our network infrastructure as the number of clients and the amount of information they wish to transport as well as the number of services we offer increases. The expansion and development of our network infrastructure will require substantial financial, operational and management resources. We may be unable to expand our network adequately to meet the demand for increased usage. If we do not expand our network rapidly enough, additional stress may be placed on our network hardware, traffic management systems and operating facilities. Our network may be unable to service a substantial number of additional clients while maintaining high performance and competitive data transmission speeds.

         A variety of factors, uncertainties and contingencies that are beyond our control such as the availability of transmission capacity, price of transmission capacity, continued deployment of our ATM-enabled network, local regulations and the availability of third-party sales and support channels will affect the continued expansion of our network. Currently, there is substantial volatility in the market price for transmission capacity. We are investing significant capital in acquiring transmission capacity at current fixed prices. These prices are anticipated to decline in the future. We cannot assure you that actual expansion costs or the time required to complete our network will not substantially exceed current estimates. A failure to continue to expand our network would have a material adverse effect on our ability to service our clients and to grow our business.

WE MAY BE FORCED TO CURTAIL OR DISCONTINUE OPERATIONS OR TO MODIFY, DELAY OR ABANDON OUR ONGOING EXPANSION AND DEVELOPMENT IF WE ARE UNABLE TO SECURE ADDITIONAL FUNDS TO FINANCE OUR WORKING CAPITAL REQUIREMENTS AND THE COSTS ASSOCIATED WITH THE DEVELOPMENT AND EXPANSION OF OUR BUSINESS ENTERPRISE.

         We anticipate that our present cash reserves, together with available credit under our credit facilities, will be sufficient to finance our operating costs and expenses for only a very short period. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of, among other things, the demand for our services and regulatory, technological and competitive developments, including additional market developments and new opportunities, in our industry. Our revenues and costs also may depend on factors that are not within our control, including (without limitation) regulatory changes, changes in technology, and increased competition. Due to the uncertainty of these factors, actual revenues and costs may vary from expected amounts, possibly to a material degree, and such variations are likely to affect our future capital requirements.

         We also expect that we may require additional financing or require financing sooner than anticipated if our development plans change or prove to be inaccurate or to complete our planned roll-out in nine additional markets. We also may require additional financing in order to develop new services or to otherwise respond to changing business conditions or unanticipated competitive pressures. Sources of additional financing may include commercial bank borrowings, vendor financing, or the private or public sale of equity or debt securities. We cannot assure you that we will be successful in raising sufficient additional capital on favorable terms or at all or that the terms of any indebtedness we may incur will not impair our ability to develop our business. Failure to raise sufficient funds may require us to curtail or discontinue our operations or to modify, delay or abandon our planned future expansion or expenditures, which could have a material adverse effect on our business, financial condition and operating results.

WE EXPECT OUR BUSINESS TO GROW RAPIDLY, AND ANY INABILITY TO MANAGE SUCH GROWTH EFFECTIVELY COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

         We have experienced and are currently experiencing a period of significant growth of facilities, personnel and operations. This growth has placed, and will continue to place, a significant strain on our management, financial controls, operating and accounting systems, personnel and other resources. We currently rely on a relatively small core management team. As we grow, we must not only manage demands on this team but also increase its management resources, among other things, to continue to expand, train and manage our employee base and maintain close coordination among our technical, accounting, finance, marketing and sales staff. We also expect the demands on our network infrastructure and technical support resources to grow rapidly with our expanding client base, and we may experience difficulties responding to client demand for our services and providing technical support in accordance with clients' expectations. We are upgrading our network infrastructure and technical support services to address increased client demand. Our network infrastructure, technical support and other resources may be insufficient to facilitate our growth. If we do not manage our growth successfully, or are unable to hire sufficient qualified personnel or develop, acquire and integrate successfully our operational and financial systems, procedures and controls, our clients could experience delays in connection of service and/or lower levels of client service, our resources may be strained and we may be subjected to additional expenses. Our failure to meet client demands and to manage the expansion of our business and operations could have a material adverse effect on our business, financial condition and operating results.

         We cannot assure you that we will implement and maintain efficient operational and financial systems, procedures and controls or obtain, integrate and utilize successfully the employees and management, and the operational, financial and other resources necessary to manage a developing and expanding business in our evolving, highly regulated and increasingly competitive industry. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of our business could have a material adverse effect on our business, financial condition and operating results.

OUR NETWORK INFRASTRUCTURE IS VULNERABLE TO DISRUPTIONS AND SECURITY BREACHES.

         We and other network services providers may in the future experience interruptions in service as a result of fire, natural disasters, power loss, or the accidental or intentional actions of service users, current and former employees, and others. Although we continue to implement industry-standard disaster recovery, security and service continuity protection measures, including the physical protection of our plant and equipment, similar measures taken by us or by others have been insufficient or circumvented in the past. We cannot assure you that these measures will be sufficient or that they will not be circumvented in the future. Unauthorized use of our network could also potentially jeopardize the security of confidential information stored in the computer systems of or transmitted by our clients. Furthermore, addressing security problems may result in interruptions, delays or cessation of services to our clients. These factors may result in material liability by us to our clients.

ANY FAILURE OF OUR INTEGRATED OPERATIONAL SUPPORT SYSTEM, WHICH WE ARE DEVELOPING, WOULD IMPEDE OUR ABILITY TO MONITOR AND SERVICE OUR NETWORKS, PROVISION CLIENT ORDERS AND BILL CLIENTS, WHICH COULD HARM OUR BUSINESS.

         We are developing an integrated operational support system at our network operating center and switching facility in Los Angeles to monitor our network infrastructure, systems and related components and to monitor operating costs, bill clients, provision client orders and achieve operating efficiencies. Our operational support system will consist of sophisticated information and processing systems and computing components developed by Vitria, Portal, Siebel and other third-party vendors. We plan to replicate the same or a similar support system at the other network operating centers that we intend to construct in our targeted markets. Our support system is not operational and we are unable to guarantee that it will become operational and function as contemplated. If we are unable to complete the development and integration of our operational support system successfully, or if our operational support system does not function properly or if it fails for any extended period of time, we would be unable to monitor our network infrastructure and service our networks properly in the case of a malfunction or breakdown. Such system malfunction or failure also would impair our ability to process client orders and bill clients for services rendered. Our inability to service our networks, meet client demands and to bill clients for services rendered would have a material adverse effect on our business, financial condition and operating results.

OUR INABILITY TO COMPETE EFFECTIVELY IN OUR MARKETS COULD HARM OUR BUSINESS.

         The telecommunications industry is highly competitive, and one of the primary purposes of the Telecommunications Act is to foster further competition. In each of our markets, we compete principally with the established telephone company serving such market. We currently do not have a significant market share in any of our markets. The established telephone companies have long-standing relationships with their clients, financial, technical and marketing resources substantially greater than ours and the potential to fund competitive services with cash flows from a variety of businesses. These competitors also currently benefit from existing regulations that favor the established telephone companies over integrated communications providers and competitive local exchange carriers in some respects. Furthermore, one large group of established telephone companies, the regional Bell operating companies, recently have been granted, under particular conditions, pricing flexibility from federal regulators with regard to some services with which we compete. This may present established telephone companies with an opportunity to subsidize services that compete with our services and offer competitive services at lower prices. It is likely that we will also face competition from other integrated communications providers and facilities-based competitive local exchange carriers, and many other competitors in some of our markets. We believe that second and third tier markets will support only a limited number of competitors and that operations in such markets with multiple competitive providers are likely to be unprofitable for one or more of such providers. We expect to experience declining prices and increasing price competition. We cannot assure you that we will be able to achieve or maintain adequate market share or margins, or compete effectively, in any of our markets. Moreover, substantially all of our current and potential competitors have financial, technical, marketing, personnel and other resources, including brand name recognition, substantially greater than ours as well as other competitive advantages over our business, financial condition and results of operations. Any of the foregoing factors could materially and adversely affect our business, financial condition and operating results.

OUR BUSINESS PROSPECTS MAY SUFFER IF WE ARE NOT ABLE TO KEEP UP WITH THE RAPID TECHNOLOGICAL DEVELOPMENTS IN OUR INDUSTRY.

         The communications industry is subject to rapid and significant technological changes, such as continuing developments of alternative technologies for providing high-speed data communications. We cannot predict the effect of technological changes on our business. We may rely in part on third parties, including some of our competitors and potential competitors, for the development of and access to communications and networking technologies. We expect that new services and technologies applicable to our market will emerge. New products and technologies may be superior and/or render obsolete the products and technologies that we currently use to deliver our services. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes and evolving industry standards. We may be unable to obtain access to new technologies on acceptable terms or at all, and we may be unable to obtain access to new technologies and offer services in a competitive manner. Any new products and technologies may not be compatible with our technologies and business plan. We believe that the global communications industry should set standards to allow for the compatibility of various products and technologies. The industry, however, may not set standards on a timely basis or at all.

WE DEPEND ON THE SERVICES OF OUR SENIOR MANAGEMENT TEAM AND KEY OPERATIONAL PERSONNEL.

         Our future success depends to a significant extent on the continued services of our senior management, particularly Michael A. Sternberg, Nancy Hobbs, Steve Pierson, and other members of our executive management team. We also depend on the technical expertise and know-how of key operational personnel responsible for the daily operation and maintenance of our network and systems. The loss of the services of any of our key executives or operational personnel, or any other present or future key employee, could have a material adverse effect on the management of our business. We do not maintain "key person" life insurance for any of our personnel.

COMPETITION FOR HIGHLY-SKILLED PERSONNEL IS INTENSE AND THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO ATTRACT, RETAIN AND MANAGE KEY PERSONNEL.

         Our future success depends on our continuing ability to attract, retain and motivate highly-skilled employees. As we continue to grow, we will need to hire additional personnel in all areas. Competition for personnel throughout the data and voice communications industries is intense. We may be unable to attract or retain key employees or other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting sufficient new personnel or retaining and motivating our current personnel, our ability to provide our services could be adversely affected.

OUR QUARTERLY OPERATING RESULTS MAY VARY, WHICH MAY CAUSE VOLATILITY OR A DECLINE IN THE PRICE OF OUR COMMON STOCK.

         Our revenue, expenses and operating results may vary significantly from quarter to quarter due to a number of factors, not all of which are in our control. These factors include:

         o the size and timing of significant equipment and transmission capacity purchases and other capital expenditures, as well as other costs associated with the development and expansion of our infrastructure;

         o        the timing of new service offerings;

         o        the rate at which customers subscribe to our services;

         o        subscriber turnover rates;

         o the prices we pay for the services we provide to our subscribers;

         o the demand for Internet services and particularly the demand for DSL services;

         o price competition or changes in our pricing policies or those of our competitors and pricing changes in the Internet, cable and telecommunication industries;

         o the introduction of new Internet access and telecommunications services by us or our competitors;

         o        the timing and completion of our network expansion;

         o the availability and cost of financing to continue and complete our network expansion;

         o market acceptance of data and voice communications generally and of new and enhanced versions of our services in particular;

         o        the length of our contract cycles; and

         o our success in expanding our sales and related sales force, and expanding our distribution channels.

         Additional factors that may affect our quarterly operating results generally include technical difficulties or network downtime, general economic conditions and economic conditions specific to the Internet, Internet media and corporate intranet.

         Our operating results are particularly sensitive to fluctuations in revenues. Because we will rely on revenue forecasts when committing to a significant portion of our future expenditures, we may be unable to adjust our spending in the event of revenue shortfalls. Consequently, such shortfalls could materially and adversely affect our business, financial condition and operating results. We also plan on increasing our operating expenditures to finance the cost of our network build-out and to fund increased sales and marketing efforts, general and administrative activities and to strengthen our infrastructure. To the extent that these expenses are not accompanied by a commensurate increase in revenue, our quarterly results could fluctuate significantly in the future.

         Due to the factors noted above and the other risks discussed in this section, you should not rely on period-to-period comparisons of our operating results. Quarterly results are not necessarily meaningful and you should not rely on them as an indication of future performance. It is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In that case, the price of our common stock may fall substantially.

OUR INABILITY TO DEVELOP OR FINANCE STRATEGIC ALLIANCES OR ACQUISITIONS NEEDED TO COMPLEMENT OUR EXISTING BUSINESS COULD IMPEDE OUR EXPANSION AND HARM OUR BUSINESS.

         As part of our growth strategy, we may seek to develop strategic alliances and to make investments or acquire assets or other businesses that will relate to and complement our existing business. We are unable to predict whether or when any strategic alliance will occur or the likelihood of a material transaction being completed on favorable terms and conditions. Our ability to finance acquisitions and strategic alliances may be constrained by our degree of leverage at the time of such acquisition. In addition, our credit facility may limit significantly our ability to make acquisitions or enter into strategic alliances and to incur indebtedness in connection with acquisitions and strategic alliances.

         We cannot assure you that any acquisition will be made or that we will be able to obtain the funds necessary to finance the costs associated with any such acquisition. We currently have no definitive agreements with respect to any material acquisition, although from time to time we may have discussions with other companies and assess opportunities on an ongoing basis. We currently are evaluating additional acquisitions as well. However, there can be no assurance that we will complete successfully any or all of the acquisitions being contemplated or what the consequences thereof would be.

POTENTIAL ACQUISITIONS MAY BE DIFFICULT TO ASSIMILATE INTO OUR OPERATIONS, USE A SIGNIFICANT AMOUNT OF AVAILABLE CASH, RESULT IN DILUTION TO OUR STOCKHOLDERS AND ADVERSELY AFFECT OUR OPERATING RESULTS.

         As part of our business strategy, we may seek to acquire complementary assets or businesses or develop strategic alliances. Any future acquisition or strategic alliance would be accompanied by the risks commonly encountered in such transactions. Such risks include, among others:

         o the difficulty of assimilating the acquired operations and personnel;

         o the potential disruption of our ongoing business and diversion of resources and management time;

         o the inability of management to maximize our financial and strategic position by the successful incorporation of licensed or acquired technology and rights into our service offerings;

         o the inability of management to maintain uniform standards, controls, procedures and policies;

         o the entrance into markets in which we have little or no direct prior experience; and

         o the potential impairment of relationships with employees or clients as a result of changes in management or otherwise arising out of such transactions.

         We cannot assure you that we will be able to integrate acquired businesses or assets successfully. In addition, effecting acquisitions could require use of a significant amount of our available cash. Furthermore, we may have to issue equity or equity-linked securities to pay for future acquisitions, and any such issuance could dilute the percentage ownership interest of our existing and future shareholders. In addition, acquisitions and investments may have negative effects on our operating results due to acquisition-related charges and amortization of acquired technology and other intangibles. Any of these acquisition-related risks or costs could harm our business, operating results and financial condition.

OUR INTELLECTUAL PROPERTY PROTECTION MAY BE INADEQUATE TO PROTECT OUR PROPRIETARY RIGHTS AND WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS THAT COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

         Our inability to protect our proprietary rights could have a material adverse effect on our business, financial condition and operating results. The steps we have taken to protect our rights may be inadequate to protect our technology or other intellectual property. We currently have no patents or patent applications pending. We also rely on non-patented trade secrets and know-how to maintain our competitive position. We seek to protect this information by confidentiality agreements with employees, consultants and others. These agreements may be breached or terminated, leaving us with inadequate remedies. Our competitors may learn or discover our trade secrets. Our competitors may develop technologies independently that substantially are equivalent or superior to ours. Third parties, including our competitors, may assert infringement claims against us and, in the event of an unfavorable ruling on any claim, we may be unable to obtain a license or similar agreement to use technology we need to conduct our business. Our management personnel and key employees previously were employees of other telecommunications companies, including Pacific Bell. In many cases, these individuals are conducting activities for us in areas similar to those in which they were involved before joining us. As a result, our employees or we could be subject to allegations of violation of trade secrets and other similar claims. If such claims materialize, it could materially and adversely affect our business, financial condition and operating results, and restrict our ability to continue our operations.

WE MAY BE SUBJECT TO CLAIMS FOR VIOLATIONS OF FEDERAL AND STATE SECURITIES LAWS.

         In conjunction with the issuance and sale of securities, we may have inadvertently violated certain provisions of various federal and state securities laws. Further, we may have omitted from our quarterly or annual reports material facts. Such violations and omissions may expose us to claims by securities regulators and/or purchasers of our securities. Any such claims, if asserted, could have a material impact on our consolidated financial condition or results of operations.

    WE ARE SUBJECT TO THE FOLLOWING RISKS INHERENT IN THE TELECOMMUNICATIONS
                          AND BROADBAND DATA INDUSTRIES

OUR INABILITY TO SECURE AND MAINTAIN INTERCONNECTION AGREEMENTS ON FAVORABLE TERMS COULD HARM OUR BUSINESS.

         We must have in place agreements for the interconnection of our network with the networks of the incumbent telephone companies and the competitive local exchange carrier covering each market in which we intend to offer local service. In some cases we may be able to piggy-back on the terms of existing agreements. At other times, however, we may be required to negotiate such interconnection and co-location agreements with established carriers and telephone companies, which can take considerable time, effort and expense and are subject to federal, state and local regulation. We currently have in place interconnection agreements with Pacific Bell and GTE in our initial market in California. We cannot assure you that we will be able to negotiate or renew interconnection agreements on a timely basis and on satisfactory terms and conditions. Our failure to secure and maintain these agreements could materially and adversely affect our ability to become a single-source provider of broadband data and telecommunications services.

         Interconnection agreements are also subject to state telecommunications regulatory, FCC and judicial oversight. These governmental bodies may modify the terms or prices of our interconnection agreements in ways that materially and adversely affect our business, financial condition and operating results.

IF THE MARKETS FOR OUR BROADBAND DATA AND COMMUNICATIONS SERVICES FAIL TO DEVELOP OR GROW SLOWER THAN WE EXPECT, WE MAY BE UNABLE TO GENERATE SIGNIFICANT REVENUE OR WE MAY GENERATE REVENUE LATER THAN EXPECTED, WHICH COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

         The markets for broadband data and communications services are in the early stages of development. It is difficult to predict the rate at which these new and evolving markets will grow. We cannot assure you that our services will receive market acceptance or that prices and demand for these services will be sufficient to achieve or sustain profitable operations. If the markets for our services fail to develop or grow more slowly than anticipated, we may be unable to generate revenue or we may generate revenue later than expected, which would have a material adverse effect on our business, financial condition and operating results.

OUR INABILITY TO ACHIEVE OR SUSTAIN MARKET ACCEPTANCE FOR OUR SERVICES AT DESIRED PRICING LEVELS COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

         Prices for telecommunications services have historically fallen and we expect this trend to continue. Consequently, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices. Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow, which would harm our business, financial condition and operating results.

DSL TECHNOLOGY MAY NOT OPERATE AS EXPECTED ON INCUMBENT LOCAL CARRIER NETWORKS AND MAY INTERFERE WITH OR BE AFFECTED BY OTHER TRANSPORT TECHNOLOGIES.

         We will depend significantly on the quality of the copper telephone lines we obtain from established telephone companies and carriers that provide services in our target markets, and their maintenance of these lines to provide DSL services. We cannot assure you that we will be able to obtain the copper telephone lines and the services we require from these established telephone companies on a timely basis or at quality levels, prices, terms and conditions satisfactory to us or that such established telephone companies will maintain the lines in a satisfactory manner.

         Additionally, all transport technologies using copper telephone lines have the potential to interfere with, or to be interfered with by, other traffic on adjacent copper telephone lines. This interference could degrade the performance of our services or make us unable to provide service on selected lines. In addition, incumbent carriers may claim that the potential for interference by DSL technology permits them to restrict or delay our deployment of DSL services. The telecommunications industry and regulatory agencies are still developing procedures to resolve interference issues between competitive carriers and incumbent carriers, and these procedures may not be effective. We may be unable to negotiate successfully with incumbent carriers the procedures to resolve interference. Interference, or claims of interference, if widespread, would adversely affect our speed of deployment, reputation, brand image, service quality and client retention and satisfaction and may have a material adverse effect on our business, financial condition and results of operations.

THE LAW RELATING TO THE LIABILITY OF ONLINE SERVICES COMPANIES AND INTERNET ACCESS PROVIDERS FOR DATA AND CONTENT CARRIED ON OR DISSEMINATED THROUGH THEIR NETWORKS IS CURRENTLY UNSETTLED.

         It is possible that claims could be made against online services companies and Internet access providers under United States and/or foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on data or content disseminated through their networks, even if a user independently originated this data or content. Several private lawsuits seeking to impose liability on online services companies and Internet access providers have been filed in U.S. and foreign courts. While the United States has passed laws protecting Internet access providers from liability for actions by independent users in limited circumstances, this protection may not apply in any particular case at issue. In addition, some countries, such as China, regulate or restrict the transport of voice and data traffic in their jurisdiction. The risk to us, as an Internet access provider, of potential liability for data and content carried on or disseminated through our system could require us to implement measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue some of our services. Our ability to monitor, censor or otherwise restrict the types of data or content distributed through our network is limited. Failure to comply with any applicable law or regulations in particular jurisdictions could result in fines, penalties or the suspension or termination of our services in these jurisdictions. The negative attention focused on liability issues as a result of these lawsuits and legislative proposals could adversely the growth of public Internet use adversely. Our professional liability insurance may not be adequate to compensate or may not cover us at all if we incur liability for damages due to data and content carried on or disseminated through our network. Any cost not covered by insurance that are incurred as a result of this liability or alleged liability, including any damage awarded and cost of litigation, could harm our business and prospects.

DELAYS IN RECEIVING TRANSMISSION CAPACITY FROM SUPPLIERS COULD IMPAIR SERVICE LEVELS AND OUR GROWTH.

         We lease transmission capacity from suppliers (including, without limitation, incumbent telephone companies, incumbent local exchange carriers, competitive local exchange carriers, and inter-exchange carriers such as MCI WORLDCOM, Inc., Quest Communications International Inc., Star Telecom, Level 3 Communications, Inc., UUNET and Electric Lightwave), both to connect client premises to our network and for other network connections. We have from time to time experienced delays in receiving the requisite transmission capacity from suppliers. We cannot assure you that we will be able to obtain such services in the future within the time frames required by us and at a reasonable cost. Our inability to obtain transmission capacity in time and at a reasonable cost in a particular jurisdiction, or any interruption of local access services, could have an adverse effect on our business, financial condition and operating results.

DELAYS IN EQUIPMENT DELIVERY OR LOSS OF OUR EQUIPMENT SUPPLIERS COULD ADVERSELY AFFECT OUR NETWORK.

         Nortel and Cisco are the primary providers of the switches and routers used in our network. These suppliers also sell products to our competitors and may become competitors themselves. We may experience delays in receiving components from our suppliers or difficulties in obtaining their products at commercially reasonable terms. If we are required to seek alternate sources of switches and routers, we are likely to experience delays in obtaining the requisite equipment we need and may be required to pay higher prices for that equipment, increasing the cost of expanding and maintaining our network.

THE FCC AND STATE REGULATIONS MAY LIMIT THE SERVICES WE CAN OFFER AND RESTRICT THE OPERATION AND EXPANSION OF OUR BUSINESS.

         Our networks and the provision of telecommunications services are subject to significant regulation at the federal, state and local levels. The costs of complying with these regulations and the delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a material adverse effect on our business, financial condition and operating results.

         We cannot assure you that the FCC or state commissions will grant required authority or refrain from taking action against us if we are found to have provided services without obtaining the necessary authorizations. If we do not fully comply with the rules of the FCC or state regulatory agencies, third parties or regulators could challenge our authority to do business. Such challenges could cause us to incur substantial legal and administrative expenses.

         Our Internet operations are not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, the FCC recently indicated that the regulatory status of some services offered over the Internet may have to be re-examined. New laws or regulations relating to Internet services, or existing laws found to apply to them, may have a material adverse effect on our business, financial condition or results of operations.

         The Telecommunications Act remains subject to judicial review and additional FCC rulemaking, and thus it is difficult to predict what effect the legislation will have on our operations. There are currently many regulatory actions underway and being contemplated by federal and state authorities regarding interconnection pricing and other issues that could result in significant changes to the business conditions in the telecommunications industry. We cannot assure you that these changes will not have a material adverse effect on our business, financial condition or results of operations.

UNCERTAIN FEDERAL AND STATE TAXES AND SURCHARGES ON OUR SERVICES MAY INCREASE OUR PAYMENT OBLIGATIONS AND HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Telecommunication service providers pay a variety of surcharges and fees on their gross revenue from interstate and intrastate services. The surcharges and fees we are required to pay may increase due to periodic revisions of the applicable surcharges by federal and state regulators. A finding that we misjudged the applicability of the surcharges and fees could increase our payment obligations and have a material adverse effect on our business, financial condition and operating results.

                                    BUSINESS

         We are an emerging facilities-based integrated communications carrier using digital subscriber line, or DSL, technology to offer broadband data and voice telecommunication services to small and medium-sized businesses and high-end residential consumers, particularly multiple tenant units ("MTUs") and multiple dwelling units ("MDUs"). We are deploying a scalable, network in targeted geographic areas where high demand exists for our services and which are underserved by other carriers.

         We began operations in 1997 as a provider of high-speed wireless Internet access primarily to small and medium-sized businesses, MDUs and telecommuters. We initially offered one-way Internet access and began offers of two-way access in early 1998. We selected Salt Lake City as our initial market because its topography offered excellent line-of-sight transmission to nearly the entire population of 1.3 million. We subsequently expanded our wireless Internet services to Texas and California.

         In the fourth quarter of 1998, we formed Urjet Backbone Network, Inc. ("UBN") to operate as a competitive local exchange carrier and to provide fiber connectivity services through the Internet. In late 1998, we commenced discussions with Nortel Networks, Inc. ("Nortel") to finance construction of portions of our broadband network and to offer DSL services using Nortel products. Such negotiations resulted in the execution of a credit agreement with Nortel in July 1999. Since July 1999, we have focused our primary capital and management efforts to implement our DSL service strategy.

         To date, we have completed installation of the primary components of our high-capacity Nortel DMS-500 switch at our Los Angeles network operations center and a redundant Internet protocol ("IP") core and asynchronous transport mode ("ATM") network, completed co-location site selection and applications for our Los Angeles market build, hired an experienced telecommunications operations group, built our customer care center, completed phase one of our back office operating support systems, and secured a substantial equipment financing arrangement with Nortel Networks, Inc. We also have leased or acquired access to fiber routes co-location facilities in and between a number of major western cities, including Los Angeles, San Francisco, San Jose, Seattle, Salt Lake City, Dallas and Houston. We currently have competitive local exchange carrier, or CLEC, operating authority or pending applications in all states within our targeted western United States region.

OUR BUSINESS STRATEGY

         Our goal is to become a leading provider of integrated broadband data and telecommunications services to small and medium-sized businesses and residential users in our target markets. We seek to be among the first to offer such bundled telecommunications services in the majority of our markets. Our future success will depend on our ability to implement this strategy. We believe our carrier-grade voice switch, our expanding network, our experienced management team and our customized operational support system will allow us to implement our growth strategy. The key elements of our business strategy are as follows:

BECOME A LEADING SINGLE-SOURCE PROVIDER OF INTEGRATED TELECOMMUNICATIONS SERVICES IN OUR TARGET MARKETS

         The key to our success and growth is our ability to become a leading single-source provider of bundled telecommunications services in each of our target markets. For the most part, the customers we are targeting rely on two or more vendors for their long distance, local phone and Internet connectivity needs. We believe that customers prefer a single source for all of their telecommunications requirements. We also believe that our integrated voice and data services, for the first time, will provide small and medium-sized business customers with the affordable broadband services necessary for success in the rapidly evolving world of electronic commerce. We believe our customers will be attracted to our bundled service offering, our consolidated billing and our single point of contact for customer service, repairs and billing inquiries.

         We intend to offer carrier grade voice services bundled with DSL Internet access. We also expect to offer voice over IP ("VoIP"), or voice over DSL ("VoDSL") services, in certain geographical areas.

         By providing bundled broadband communications services, we expect to better meet the needs of our customers, accelerate our target markets, improve customer retention and capture a larger portion of our customers' total telecommunications expenditures. We also believe that our combined voice and data technology will offer attractive pricing when compared to our competition or the price of purchasing the services separately.

TARGET UNDERSERVED CUSTOMERS

         We believe that small and medium-sized businesses and high-end residential users, such as telecommuters and those with home-based businesses, offer the greatest opportunity for our integrated voice and data communications solutions. The vast majority of these users currently depend on traditional dial-up modems for network access. Additionally, many larger enterprises have remote locations and home-based workers who are not able to enjoy the full advantages of the office network realized by their colleagues at the corporate offices. We will offer integrated voice and data communications, high-speed access to the Internet and private networks. We also intend to offer new applications and features that increase worker productivity and network security.

BUILD A CAPITAL-EFFICIENT NETWORK INFRASTRUCTURE

         Our strategy is to expand our network where most economically or strategically justifiable. We believe that this strategy is expected to increase long-term operating margins, allow for greater control of our network and enhance service quality. As we expand our infrastructure with fiber, switches, and co-locations, the portion of our traffic that is carried on our own network will increase. We select and build co-locations to maximize coverage of our target customers of small and medium-sized businesses and high-end residential users.

USE A COST-EFFICIENT MARKETING MODEL

         We believe we can rapidly grow our subscriber base most efficiently by targeting MDU/MTU customers. We anticipate that we will be able to co-locate our network equipment on their premises and gain immediate access to the inside wiring without co-locating equipment in an incumbent local exchange carrier ("ILEC") central office. This arrangement allows rapid access to large groups of customers, who in many cases will be subscribing for premium value-added services in addition to basic DSL service. Additionally, we are able to economically provide services in such environments and to provision such services with minimal ILEC involvement.

         We believe our direct-response model for marketing and provisioning services to residential and very small businesses (fewer than nine employees) will be the most efficient method of reaching such customers. This direct-response method consists of very targeted advertising to prospective customers whose phone service is provided from central offices where we have established co-locations. This approach reduces the expenditure of advertising funds and customer care on customers outside our area of service. Upon completion of our system, prospective customers will be able to subscribe through our UBNetworks.com website, which we expect will be among the first fully automated systems for subscribing, qualifying the DSL line, provisioning services and handling customer billing and technical questions.

         We also intend to enter into strategic relationships with regional integrators which will be commissioned to sell our broadband solutions to their existing business customers.

EXPAND OUR GEOGRAPHIC REACH

         Initially, we intend to serve the Los Angeles and Orange County, California markets. In late 2000 and in 2001, we intend to expand into other markets in the western United States. We believe the western United States is particularly attractive due to a number of factors, including the large population, the rapidly growing metropolitan areas, the high percentage of small and medium-sized businesses and the large demand for high-speed Internet access in this region. We also intend to expand into other regions of the United States as opportunities arise.

DEVELOP STRONG BRAND AWARENESS

         We believe that marketing and brand identity in the DSL and high-speed Internet access markets have lacked the memorability and strength of association found in other consumer product markets. We have therefore hired not only marketing experts with telecommunications experience, but those with wide ranging experience in consumer products outside of telecommunications, whose expertise is in developing strong brand identity and consumer "mind share." We believe that a strong brand identity will differentiate our products and services from those of our competitors in the minds of the public, which we believe will benefit our company over simple technical comparisons.

LEVERAGE THE EXPERIENCE OF OUR MANAGEMENT TEAM

         Our management team has significant experience in the telecommunications industry in general and, in particular, in the critical functions of network operations, sales and marketing, back office and operational support systems, finance and customer service. Our management team obtained such experience at nationally recognized industry leaders, including KMC, Pacific Bell, SBC Communications, Teligent, Sprint, MCI, Millicom International and Comstar Cellular.

MARKET DEPLOYMENT

         We select markets that we believe have high concentrations of customers with demonstrated need and the ability to pay for our broadband services and which we believe are underserved by our competition. We measure such need and ability through our internally developed proprietary model, which takes into account a variety of industry-specific and non-industry specific factors relating to market size, receptivity and demographics. Based on information compiled from a number of databases available through various third-party consulting firms and publication sources, we rank each MSA within the larger geographical regions that we are targeting. We also rank each co-location facility and building in which we plan to deploy our equipment within each MSA.

         We plan to introduce our services initially in Los Angeles and its surrounding regions. We are completing the construction and implementation of our central switching facilities in Los Angeles. We plan to introduce our services sequentially in other markets.

OUR SERVICE OFFERINGS

         Our services are designed to meet the needs of small to medium-sized businesses and high-end residential users.

DSL SERVICES TO SMALL AND MEDIUM-SIZED BUSINESSES

         We will offer our small and medium-sized business customers a full range of high-speed "always on" Synchronous DSL ("SDSL"), Asynchronous DSL ("ADSL"), and IDSL services. SDSL provides speeds ranging from 256 Kbps to 2.32 Mbps both to and from the end user. ADSL provides speeds to the end user ranging from 320 Kbps to 1.2 Mbps, but slower speeds from the end user ranging from 160 Kbps to 320 Kbps. IDSL will be offered to those users located more than 3.5 miles from our nearest co-location and provides speeds of 144 Kbps, five times faster than 28.8 dial-up modems. We also intend to offer virtual private networks, video streaming, video conferencing, web hosting, wireless and dial-up services described below.

DSL SERVICES TO MDUs/MTUs

         We will offer customers in MDUs and MTUs the same high-speed SDSL and ADSL Internet connection services as those offered to small and medium-sized businesses. We intend to co-locate our network access equipment at the customer's or landlord's building.

DSL SERVICES TO HIGH-END RESIDENTIAL USERS

         We will offer ADSL residential users services high-end residential users having downstream and upstream speeds of 640 Kbps/160 Kbps or 1.2 Mbps/320 Kbps. ISDL services will be available for residential users located more than
3.5 miles from our co-location facility. Our plug and play modems from Nortel permit voice and data over the same line.

VoDSL

         We intend our voice services to be offered predominantly over our Nortel DMS circuit switches. However, we also expect to provide local and long distance phone service over packet-based VoDSL and VoIP facilities. Such VoDSL and VoIP services may permit us to offer bundled services at a lower cost or while we are building our circuit-based switches in other markets.

LOCAL AND LONG DISTANCE TELEPHONE CALLING SERVICES

         We expect to launch our local calling services in September 2000 in Los Angeles, California. We expect such services to include local dial tone, simplified local rates, local number portability, listing in white and yellow page directories, access to 911 and directory assistance. Also available through the service will be certain enhanced features, such as three-way conference calling, line rollover, call forwarding, call waiting, caller identification and voice mail. Our voice mail service is expected to include free call forwarding, remote access, paging notification, personalized greetings and password protection. We also plan to originate and terminate interexchange calls placed or received by our customers.

         We expect to offer a full range of domestic and international long distance services, including "1+" outbound calling, six second incremental billing, inbound toll free service, and such complementary services as calling cards with operator assistance and conference calling. To provide easy to understand billing to our clients, we plan to also offer one rate on any call within the continental United States.

WIRELESS INTERNET ACCESS

         Historically, our primary service offering has been wireless Internet access. We have integrated our existing wireless high-speed Internet access with the DSL network build-out. As we enter new markets to provide DSL services, we will also in many cases set up wireless high-speed Internet systems operating at or near our main office in each MSA in order to continue to provide the versatility and options for our customers that they have come to expect. We currently offer Wireless T-1 services in two markets.

         A wireless T-1 service is operated currently on systems in the 2.4 gigahertz public-access frequency band. In a radius of approximately 5 to 7 miles around our wireless point of presence (POPs), we can offer up to 1.5 megabit per second bi-directional Internet connections without wires. The customer's location must have a clear line of site to our POP; and the user must place a small antenna in a window, mounted to a wall, or on the roof of the customer's location. This antenna is connected to a small radio unit that is wired to a network interface card in the user's computer. The service offers spread-spectrum frequency hopping technology for excellent network security and symmetrical download and upload speeds. We offer a range of speeds over this service, determined by the customer's issue and by the customer's distance from our point of presence. Wireless T-1 service can serve a small office network as a stand-alone connection, or can serve as a redundant backup for another type of connection, where continuity of service is a concern. Voice services can be offered over this wireless connection, but we have not offered the voice option to date over wireless.

TRADITIONAL DIAL-UP ACCESS

         We currently offer national dial-up access through relationships with Level (3) Communications and others. We do not expect to devote significant resources to providing such services. However, many of our commercial DSL customers will expect dial-up services for use by traveling employees and in other circumstances where DSL is not available. Therefore, we will maintain our dial-up service offerings to complement our DSL services.

WEB HOSTING

         We offer a variety of web hosting services to enable our clients to maintain a high quality, highly reliable Internet presence without investing capital in data center space, multiple high speed connections or other capital intensive infrastructure. These services include dedicated web hosting, shared web hosting, and equipment co-location.

SALES AND MARKETING

         We plan to focus our marketing efforts in the geographical regions covered by the co-location facilities in which we deploy our equipment. Our narrow cast marketing focus is designed to minimize our marketing expenditures while attracting customers located in those regions that we are prepared to serve. We plan to coordinate our marketing efforts with the regional introduction of our services. In so doing, we will enhance our ability to respond quickly to customer demands and reduce the likelihood that we will be unable to deliver our services to prospective customers that encounter our advertising. Whereas the capacity to process a flow of orders and institute service for new customers generally is a limiting factor for other providers of integrated telecommunications services, we believe our responsiveness in the marketplace will be key to the development of our reputation for quality and reliability. We intend to market our services primarily through the following three methods: direct response; direct sales; and strategic reseller relationships targeting specific vertical markets.

DIRECT SALES FORCE

         We also began to assemble an experienced sales force to market our services directly to larger businesses and users in MDU and MTU environments. Our sales force will be organized around our regional offices. System integrators and IT managers of businesses will be the focus of our business sales efforts. Our regionally based sales force will use a consultative selling approach to offer clients a full range of sophisticated and cost-effective telecommunications solutions.

DIRECT RESPONSE

         We expect to primarily rely on direct consumer response to our advertising, or direct-response marketing, to generate sales to residential and small business consumers. Under this direct-response approach, we will target our services in our selected regions through the use of various forms of advertising, including print ads, mailings, on-line banners, interactive ads and a campaign of television and radio advertising. We believe that our UBNetworks.com website, when completed, will be the first Internet site that permits fully automated DSL line qualification, provisioning and service ordering, as well as an interface for existing customers to view account information and have their billing and technical questions answered. Interested consumers will be able to respond directly by telephone or through our Web site. We believe this form of marketing will generate responses from a high percentage of residential and small business users at a lower cost per subscriber than other methods.

STRATEGIC ALLIANCES WITH NETWORK INTEGRATORS

         We are in the process of building relationships with strategic sales partners, particularly network integrators, whose business customers depend on them for integrated Internet and networking solutions. We expect to market our services to various resellers, independent marketing representatives, associations and affinity groups. We expect to offer commission incentives or discount prices to such resellers, which in turn will sell such services at retail prices to their customers.

         Our sales and marketing approach is designed to build long-term business relationships with our customers, with the intent of becoming the single-source provider of their telecommunications services. We train our sales force in-house with a customer-focused program that promotes increased sales through both customer attraction and retention.

CUSTOMER CARE SYSTEM

         Historically, provisioning, billing and network maintenance and surveillance systems have been the greatest obstacles to developing efficient and scalable broadband networks. Therefore, we made these functions a prime focus of our efforts by commencing the design and implementation of a comprehensive customer care system before commencing commercial service. Among the most crucial aspects of every DSL and telecommunications provider's business is the establishment of a provisioning, billing and customer care systems that accomplish the following goals:

         o Allow rapid automated evaluation and qualification of a prospective subscriber's copper phone line for DSL services by interfacing with the incumbent carriers' line information databases;

         o Automate the process of contacting the incumbent carrier to provision the line and, where necessary, turn the line over to us;

         o Automate the connection of the customer's line to our network and the generation, storage and delivery of each subscriber's billing information and billing statements;

         o Automate the detection of network problems and line outages and maintenance functions; and

         o Provide all of the customer's provisioning, billing and maintenance information in a format that allows a single customer care representative (or the customer via a web-based interface) to review and interact with the information, to minimize the number of personnel involved in an incidence of subscriber trouble, and to enable customer care representative to cure any typical subscriber problem immediately.

         Through the use of a common customer care platform, we expect that our customer care associates will be able to solve the majority of customer issues on the initial customer contact. The customer care associate will be able to retrieve order, billing, and network information from a common system platform. Our network management software working behind the scenes will allow our customer care associate to perform end to end testing on a customer line. The customer care associate will be able to view the entire circuit from our equipment all the way to the customer's PC to isolate the case of trouble. Our customer care system is expected to provide all of the necessary real-time information and test capabilities to resolve and prevent customer service issues. This design is expected to eliminate hand-offs and provide integrated service to our customers with the initial contact. We believe that we will be able to resolve network-related problems much more quickly than our competitors, which will translate into increased customer satisfaction.

QUALIFYING A CUSTOMER FOR SERVICE

         UBN's Customer Care Center has chosen to implement an automated triple verification approach to assure accuracy in determining if a customer is eligible to receive DSL, voice, or other bandwidth services. All three verification steps will be integrated in one easy to use platform for our customer care agents. The first will be our facility database to determine the MDU and campus environments our company serves. The second will be a business logic tool that determines the acceptable distance for services as well as boundary calculations provided by Sagent. Sagent will provide ongoing address standardization, geocoding and a wire center lookup by utilizing both Centrus RealTime and custom Active Server Page code. Customer friendly portions of these applications will be available on the UBN home page to prequalify potential customers. To assure even greater accuracy the Customer Care Center also will have access to the Regional Bell Operating Company or other ILEC qualification tools.

NOTIFYING THE INCUMBENT CARRIER

         When providing service to a customer, we will electronically notify the incumbent dial-tone provider, once customer care associate has completed the order. In the case of the RBOCs, each has its own legacy-based, usually manual, order entry system. We will have a web-based front-end system that will take the appropriate information and complete the information fields within the system.

DELIVERY AND BILLING OF SERVICES

         We have chosen a suite of Operational Support Systems ("OSS") that are expected to allow for business process automation, real time analysis, Internet-based communications, and application integration. This system combines the appropriate information from the customer and our own network elements to provision the customer line in an automated and efficient manner. All information needed to deliver and bill for services will be directly entered into a common system interface. The operating system will allow customers (via the Internet) or our customer care associates use to enter specific customer and product information. The basic information includes address, type of products and services. The OSS system then automatically translates and passes this information to the appropriate network systems to provide working service. In order to qualify a customer for billing services and to generate a bill, the information gathered is delivered to the billing platform. The billing platform automatically debits the customer's credit card or checking account and can send a detailed bill to the customer by e-mail transmittal and/or generate a printed billing statement.

NETWORK ARCHITECTURE AND TECHNOLOGY

         We pursue a capital-efficient network deployment strategy that involves owning switches while acquiring or leasing fiber optic transmission facilities on an incremental basis to satisfy customer demand. Our strategy has been to build the first components of our network to serve a number of target markets. We believe that, where economically or strategically justified, owning network components, rather than relying on the facilities of third parties, will enable us to have more flexibility in meeting customer needs for new products and services, generate higher operating margins, obtain origination and termination fees from other carriers and maintain greater control over our network operations and service quality.

         Our network structure is designed to have the following characteristics:

         o        Redundant to ensure consistent performance.

         o Easily scalable from each network access point and from MSA to MSA.

         o        Accommodates new features and services.

         o Ability to continuously monitor all network elements to quickly identify and repair network problems.

         o        Highest level of security.

INTEGRATED NETWORK ARCHITECTURE

         We will provide services to our customers over a single integrated network that supports local and long distance voice services over traditional circuit facilities, high-speed data, including DSL. We believe that the integrated design of our local, long distance and data networks significantly will reduce our cost of providing services. Our integrated network architecture includes equipment located at customer premises, ILEC or CLEC copper wire (also known as unbundled network elements), equipment located in the central offices of ILECs and CLECs, carrier grade voice switches, gateway and long distance switches, digital subscriber line access multiplexers, or DSLAMs, Internet protocol-based routers and switches, application servers, asynchronous transfer mode, or ATM, switches, and synchronous optical network, or SONET, fiber rings.

LONG DISTANCE SWITCHING PLATFORM - NORTEL SWITCHES

         We are in the process of deploying a Nortel DMS-500 switch in Los Angeles. We intend to deploy additional switch facilities as needed to serve our target markets.

FIBER AND TRANSPORT

         We have acquired an indefeasible right of use ("IRU") for fiber optic cable in a certain portion of our network. We also lease long-haul network transport capacity from major network-based carriers and local access from the incumbent local carriers in their respective territories. We also use competitive access provider facilities where available and economically justified. We expect to lease additional transport circuits for certain metropolitan area fiber rings or SONET services to interconnect our co-locations, switching nodes, and long haul SONET backbone. To ensure seamless off-net termination and origination, we also utilize interconnection agreements with major carriers.

         We have also built and own our ATM circuits and equipment, unlike many providers that lease these ATM network elements. Ownership of our ATM network reduces our susceptibility to ATM network congestion and strengthens our ability to maintain and restore network performance.

CO-LOCATION FACILITIES

         Central Office Co-location. Within each co-location facility we are in the process of deploying both equipment to support switched voice services and DSLAMs to support high-speed and DSL service offerings. By designing our co-locations in this manner we are able to allocate the overhead costs associated with deploying co-locations across multiple products and revenue streams. This co-location architecture can be extended to support emerging applications as customer requirements dictate.

         MDU/MTU Co-location. Our SONET ring architecture and range of broadband delivery services are expected to make it possible for us to locate some of our network access points in co-location environments other than traditional central offices. We expect to locate these sites in educational and business campuses, MDU/MTU environments, community redevelopment projects and other locations where copper lines aggregate outside central offices. In most instances, these access point locations will permit us to have and control access to the facility at all times while saving significant portions of the cost otherwise associated with our co-location space.

"LAST MILE" AND CUSTOMER PREMISES EQUIPMENT

         Our integrated network begins with our customer. To reach our customers, we purchase or lease simple copper loops, or, if customer traffic justifies, T-1 facilities, as unbundled network elements, or UNEs, from the ILEC. By utilizing UNEs, we obtain access and termination revenues as if we owned the copper loop to our customer and are able to rapidly connect the customer directly to our co-location. We provide our customer with a modem that we connect to a digitally conditioned copper loop that we have purchased or leased as a UNE. To enable us to purchase these UNEs, we negotiate interconnection agreements with the ILEC in each of our targeted jurisdictions. We currently have in place interconnection agreements with GTE and Pacific Bell in our initial target market in California and we are negotiating additional interconnection agreements.

NETWORK SURVEILLANCE AND REPORTING AUTOMATION

         The various network elements will be managed by several network management systems to provide a variety of information regarding the operating status of each element. These systems all have a common base architecture that allows us to use a single system interface to capture the relevant information. This system interface automatically captures the desired minor, major and critical alarms generated by every network element. This system interface will then pass this information to our core support system, Vitria, which in turn is expected to deliver the information to our customer care associates and billing system for appropriate action. Because alarms can be customized to each network element and prioritized, this system is designed to permit proactive network management and allow the prevention of problems or their repair in early stages before significant outages occur.

         Our entire network will be managed from the network operations center, with web-based remote monitoring capability for most network elements also available. We will provide end-to-end network management using advanced network management tools on a continuous basis, which will enable us to address performance or connectivity issues before they affect the end-user. Our engineers and technicians will be able to "see" not only each network element, but its connection and performance status at any time, so that a network problem can be pinpointed and immediately repaired or bypassed.

         From the network operations center, we will monitor the equipment and circuits in each metropolitan network, each central office and remote switching site and each individual end-user line or wireless connection. Our network operations center is located at One Wilshire in Los Angeles, the site of the MAE-LA metropolitan access exchange on the Internet backbone. We anticipate that construction of additional network monitoring facilities may be necessary to service other target markets.

NETWORK SECURITY

         Access to corporate networks via dial-up modems presents significant security risks, since any telephone can be used to access such a network simply by dialing the number. Businesses and other organizations therefore must spend significant effort and resources to prevent unauthorized access. They also usually limit remote access users to reading e-mail or other non-sensitive applications. Our network permits secure availability of all internal applications and information for use at remote locations. Our permanent virtual circuits can connect individual end-users at fixed locations to a single business. This reduces the possibility of unauthorized access and allows our customers to transmit sensitive information and applications safely over our DSL lines and wireless connections.

COMPETITION

         The markets for business and consumer Internet access and voice connection services are intensely competitive. We expect that these markets will become increasingly competitive in the future. The principal bases of competition in our markets include:

         o        price/performance;
         o        breadth of service availability;
         o        reliability of service;
         o        network security;

         o        ease of access and use;
         o        content bundling;
         o        customer support;
         o        brand recognition;
         o        operating experience;
         o relationships with Internet service providers and other third parties; and
         o        capital resources.

         We face competition from traditional telephone companies, cable modem service providers, competitive telecommunications companies, traditional and new national long distance carriers, Internet service providers, on-line service providers and wireless and satellite service providers.

INCUMBENT LOCAL EXCHANGE CARRIERS

         Traditional telephone companies in our target markets, such as Pacific Bell, SBC, GTE, and USWest have begun offering DSL services or have announced their intention to provide DSL services in the near term. As a result, the traditional telephone companies represent strong competition in all of our target service areas, and we expect this competition to intensify. The traditional telephone companies have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, own the telephone wires themselves and can bundle digital data services with their existing voice services to achieve economies of scale in serving their customers. The traditional telephone companies are also in a position to offer service from central offices where we may be unable to secure space and offer service because of asserted or actual space restrictions.

CABLE MODEM SERVICE PROVIDERS

         Cable modem service providers such as Cox Cable (Excite@Home), Time Warner Cable (RoadRunner) and Charter Cable are deploying high-speed Internet access services over hybrid fiber/coaxial cable networks. Hybrid fiber coaxial cable is a combination of fiber optic and coaxial cables, and has become the primary architecture utilized by cable operators in recent upgrades of their systems. Where deployed, these networks provide similar and in some cases higher-speed Internet access than we provide. They also may offer these services at lower price points than our services. We believe the cable modem service providers face a number of challenges that we and other providers of DSL services avoid. For example, different regions within a metropolitan area may be served by different cable modem service providers, making it more difficult to offer the blanket coverage required by potential business customers. Also, most of the current cable infrastructure in the United States must be upgraded to support cable modems, a process which we believe is significantly more expensive and time-consuming than the deployment of DSL-based networks. Additionally, there are perceived and actual degradations of service over a cable modem system when large numbers of subscribers join the service in a limited geographic area because each subscriber does not generally receive dedicated bandwidth, but shares the bandwidth of the same channel used by many other simultaneous users.

COMPETITIVE TELECOMMUNICATIONS COMPANIES

         Many competitive telecommunications companies such as Covad Communications, NorthPoint Communications, Rhythms NetConnections, Internet Connections and FreeDSL and others offer high-speed digital services using a business strategy with similarities to ours. Some of these competitors have begun offering DSL-based access services and others are likely to do so in the future. Some of our competitors have extensive fiber networks in many metropolitan areas, primarily providing high-speed digital and voice circuits to large corporations. They also have interconnection agreements with the traditional telephone companies pursuant to which they have acquired central office space in many markets we are also targeting.

NATIONAL LONG DISTANCE CARRIERS

         Interexchange carriers, such as AT&T, Sprint, MCI WorldCom and Qwest, have deployed large-scale Internet access networks and ATM networks, sell connectivity to businesses and residential customers, and have high brand recognition. They also have interconnection agreements with many of the traditional telephone companies and a number of spaces in central offices from which they are currently offering or could begin to offer competitive DSL services.

INTERNET SERVICE PROVIDERS

         Regional and national Internet service providers provide Internet access to residential and business customers, generally using the existing public switched telephone network at integrated services digital network speeds or below. Some Internet service providers have also begun offering DSL-based services, including Internet Connection and FreeDSL. Our largest DSL competitors have generally used a wholesale strategy, providing their services to end users only through resellers, to whom they must pay substantial incentives and premiums in order to acquire many subscribers rapidly and at low per-subscriber margins. Recently, at least one provider in our service area has begun offering free DSL.

ON-LINE SERVICE PROVIDERS

         On-line service providers include companies such as AOL, Excite@Home, MSN (a subsidiary of Microsoft Corp.) and WebTV (a subsidiary of Microsoft Corp.) that provide, over the Internet and on proprietary online services, content and applications ranging from news and sports to consumer video conferencing. These services are designed for broad consumer access over telecommunications-based transmission media, which enable the provision of digital services to the significant number of consumers who have personal computers with modems. In addition, they provide Internet connectivity, ease-of-use and consistency of environment. Many of these on-line service providers have developed their own access networks for modem connections. As these on-line service providers extend their access networks to DSL or other high-speed service technologies, they become competitors of ours.

WIRELESS AND SATELLITE DATA SERVICE PROVIDERS

         Wireless and satellite data service providers are developing wireless and satellite-based Internet connectivity. We may face competition from terrestrial wireless services, including 2.5 - 2.7 Gigahertz (GHz) and 28 GHz wireless cable systems (Multi-channel Microwave Distribution System (MMDS) and Local Multi-channel Distribution System (LMDS)), and 18 GHz and 39 GHz point-to-point microwave systems. The FCC has auctioned spectrum for LMDS services in all markets. This spectrum is expected to be used for wireless cable and telephony services, including high-speed digital services. In addition, companies such as Teligent Inc., Advanced Radio Telecom Corp. and WinStar Communications, Inc., hold point-to-point microwave licenses to provide fixed wireless services such as voice, data and videoconferencing.

         We also may face competition from satellite-based systems. Motorola Satellite Systems, Inc., Hughes Communications (a subsidiary of General Motors Corporation), Teledesic and others have filed applications with the FCC for global satellite networks which can be used to provide broadband voice and data services, and the FCC has authorized several of these applicants to operate their proposed networks.

                            THE SELLING SHAREHOLDERS

         The following table lists the ownership of the common stock offered by the selling shareholders assuming the exercise of all warrants covering shares offered by this prospectus. None of the selling shareholders has held any position or office or had a material relationship with us or any of our affiliates within the past three years.

         Each holder of the Convertible Promissory Notes originally issued to Herkimer LLC may not convert its securities into shares of our common stock if after the conversion, such holders, together with any of its affiliates, would beneficially own over 4.999% and 9.999% of the outstanding shares of our common stock. This restriction may be waived by each holder on not less than 61 days' notice to us. Since the number of shares of our common stock issuable upon conversion of the Notes will change based upon fluctuations of the market price of our common stock prior to a conversion, the actual number of shares of our common stock that will be issued under the Notes, and consequently the number of shares of our common stock that will be beneficially owned by Herkimer cannot be determined at this time. Because of this fluctuating characteristic, we agreed to register a number of shares of our common stock that exceeds the number of our shares of common stock currently beneficially owned by Herkimer. The number of shares of our common stock listed in the table below as being beneficially owned by Herkimer includes the shares of our common stock that are issuable to Herkimer subject to the 4.999% limitation, upon conversion of their Notes. However, the 4.999% and 9.999% limitation would not prevent Herkimer from acquiring and selling in excess of 4.999% and 9.999% of our common stock through a series of conversions and sales under the Notes.

                                                Shares Owned       Shares         Number of         Percent
                                                  Prior to         Offered         Shares            Owned
Selling Shareholder                              Offering(1)       Hereby       After Sale (2)     After Sale
-------------------                              -----------       ------       --------------     ----------
Herkimer, LLC(3)                                  1,042,746       5,864,000            0                *

Dominion Fixed Income Plus Fund Limited (4)       2,250,000       2,250,000            0                *


Generation Capital Associates, L.P. (5)             666,660         666,660            0                *

I W Miller (6)                                      150,000         150,000            0                *

Newport Federal (7)                                 300,000         300,000            0                *

Dominion Capital (8)                                 25,000          25,000            0                *

Sovereign Partners (9)                               25,000          25,000            0                *

David Kaplan (10)                                   275,000         275,000            0                *

Kaufman Bros., LP (11)                              250,000         250,000            0                *
                                                 -----------     -----------          ---

TOTAL                                             4,984,406       9,805,660            0                *


-------------
*        Less than 1%
(1) Assumes exercise and conversion of all warrants into their underlying shares of common stock.
(2) Because the selling shareholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling shareholders after such offering can be provided and this table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.
(3) Includes the shares of our common stock issuable to Herkimer, subject to the 4.999% limitation, upon conversion of its Notes. Assumes conversion of $8,795,000 convertible Note at a conversion price of $3.00 per share. Registrant is required to register 200% of the total number of shares issuable on conversion of the Note.

(4) Includes the maximum number of shares issuable upon conversion of 100,000 shares of series B convertible preferred stock issued under a Unit Purchase Agreement dated July 21, 2000, between Dominion and us, at the lowest assumed conversion price of $2.00 per share, warrants to purchase 1,000,000 shares of common stock at the assumed lowest conversion price of $2.00 per share, which are immediately exercisable and warrants to purchase 500,000 shares of common stock at an exercise price of $1.00 per share, which are immediately exerciseable.
(5) Consists of 666,660 shares of common stock sold at $1.50 per share pursuant to a Stock Purchase Agreement (a form of which is attached as Exhibit 4.10). Under the terms of the Stock Purchase Agreement, Registrant agreed to register such shares herewith.

(6) Consists of warrants to acquire 150,000 shares of common stock at $2.00 per share that are immediately exercisable.
(7) Consists of warrants to acquire 200,000 and 100,000 shares of common stock at $2.875 and $4.06 per share, respectively, that are immediately exercisable.
(8) Consists of warrants to acquire 25,000 shares of common stock at $3.24 per share that are immediately exercisable.
(9) Consists of warrants to acquire 25,000 shares of common stock at $3.24 per share that are immediately exercisable.
(10) Consists of warrants to acquire 200,000 and 75,000 shares of common stock at $3.00 and $2.50 per share, respectively, that are immediately exercisable.
(11) Consists of warrants to acquire 250,000 warrants at $6.06 per share that are immediately exercisable.

                              PLAN OF DISTRIBUTION

         We will not receive any of the proceeds from the sale of the securities offered under this prospectus. The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        short sales

         o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Stockholders.

         Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will contain the amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders, selling securities and any discounts, commissions or concessions allowed or reallowed or paid to dealers. A prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect tot he distribution of the securities.

         The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M, which may limit the timing of purchases and sales of any of the common stock by you and any other such person. Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to the particular common stock being distributed for certain periods prior to the commencement of or during such distribution. All of the above may affect the marketability of the securities and the availability of any person or entity to engage in market-making activities with respect to the common stock.

                                  LEGAL MATTERS


         Pillsbury Madison & Sutro, LLP, Costa Mesa, California, will pass upon the validity of the common stock offered hereby. Certain attorneys at Pillsbury Madison & Sutro, LLP are holders of 28,000 shares of the Company or options to purchase shares.


                                     EXPERTS

         The consolidated financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) incorporated herein by reference, and are incorporate herein in reliance upon such report given the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements incorporated by reference in this prospectus have been audited by Smith & Co., independent certified public accountants, to the extent and for the periods set forth in their report, incorporated herein by reference, and are incorporate herein in reliance upon such report given the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirement of the Securities Exchange Act of 1934, as amended and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information we have filed may be inspected and copied at the Commission's public reference facilities maintained by the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, New York, New York, 10048, and 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a Web site at HTTP://WWW.SEC.GOV that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "UBN," "we," "us" and "our" refer to Universal Broadband Networks, Inc., its predecessors and its subsidiaries.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to "incorporate by reference" into the prospectus information we have previously filed with them. The information incorporated by reference is an important part of this prospectus and the information that we file subsequently with the SEC will automatically update this prospectus. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of this registration statement and prior to the time that the shares covered by this prospectus are sold:

         o Our Annual Report on Form 10-K for the fiscal year ended March 31, 2000, filed July 10, 2000;

         o Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 filed August 14, 2000;

         o Our Definitive Proxy Statement for our 2000 Annual Meeting of Shareholders, filed July 5, 2000;

         o Our Current Reports on Form 8-K filed on April 10, 2000, August 2, 2000 and August 9, 2000; and

         o        Our Form 8-A filed April 21, 2000.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before all the shares offered by this prospectus are sold:

         o        Reports filed under Sections 13(a) and (c) of the Exchange
                  Act; and

         o Definitive proxy statement filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting. The reports and other documents we file after the date of this prospectus will update and supercede the information in this prospectus.

         You may request a copy of any filings referred to above (excluding exhibits) at no cost by writing or telephoning us at the following address:
Universal Broadband Networks, Inc., Attention: Jeffrey R. Matsen, 2030 Main Street, Suite 500, Irvine, California, 92614, (949) 260-8100.

DEALER PROSPECTUS DELIVERY OBLIGATION

         DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses, payable by us in connection with the sale of common stock being registered. All amounts are estimates except for the Registration Fee.


         Registration fee........................................$ 7,766.00
         Printing..................................................2,500.00
         Legal Fees and Expenses..................................25,000.00
         Accounting fees and expenses..............................5,000.00
         Miscellaneous expenses....................................2,500.00
                                                                   --------

         Total...................................................$42,766.00
                                                                 ==========


                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify such person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         As permitted by Section 145 of the DGCL, the company's Bylaws provide that, to the fullest extent permitted by the DGCL, directors, officers and certain other persons who are made, or are threatened to be made, parties to, or are involved in, any action, suit or proceeding will be indemnified by the company with respect thereto. Article V of the company's Bylaws provides for the indemnification of officers, directors, employees and agents of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding the indemnified party had no reason to believe his conduct was unlawful.

         Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, expect for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

         As permitted by Section 102(b)(7) of the DGCL, our Amended and Restated Certificate of Incorporation includes a provision that limits a director's personal liability to the company or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director. Article X of the company's Amended and Restated Certificate of Incorporation provides that no director or the company shall be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by DGCL.

                   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         Exhibit           Description
         -------           -----------

         4.1* Form of Convertible Note Purchase Agreement by and between Registrant and Herkimer LLC

         4.2* Registration Rights Agreement by and between Registrant and Herkimer LLC


         4.3* Form of 8% Convertible Note by and between Registrant and Herkimer LLC


         4.4* Unit Purchase Agreement by and between Registrant and each of Dominion Fixed Income Plus Fund Limited

         4.5* Form of Warrant Agreement between Registrant and Dominion Fixed Income Plus Fund Limited and IW Miller

         4.6*              Form of Warrant Agreements between Registrant and
                           Newport Federal

         4.7* Form of Warrant Agreement between Registrant and each of Dominion Capital and Sovereign Partners

         4.8* Form of Warrant Agreement and Certificate between Registrant for Havkit Corporation

         4.9*              Form of Warrant Agreement between Registrant and
                           Kaufman Brothers LP


         4.10 Form of Stock Purchase Agreement between Registrant and Generation Capital Associates, LP


         5.1*              Opinion of Pillsbury Madison & Sutro LLP

         23.1*             Consent of BDO Seidman, LLP

         23.2*             Consent of Smith & Co.

         23.3*             Consent of Pillsbury Madison & Sutro LLP (Included in
                           Exhibit 5.1)

         24.1*             Power of Attorney (included on signature page)

         27.1*             Financial Data Schedule

------------------
         *     Previously Filed

                                  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, State of California, on September 11, 2000.


                                          UNIVERSAL BROADBAND NETWORKS, INC.



                                          By:/s/ MICHAEL A. STERNBERG
                                             -------------------------------
                                                 Michael A. Sternberg,
                                               CHIEF EXECUTIVE OFFICER

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. Sternberg and Jeffrey R. Matsen and each of them his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:


              Name                        Title                        Date
              ----                        -----                        ----


/s/ JON H. MARPLE                Chairman of the Board        September 11, 2000
---------------------------
Jon H. Marple


/s/ MARY E. BLAKE                Vice Chairman and Director   September 11, 2000
---------------------------
Mary E. Blake


/s/ MICHAEL A. STERNBERG         Chief Executive Officer      September 11, 2000
---------------------------      and Director
Michael A. Sternberg



/s/ RICHARD W. TORNEY            Director                     September 11, 2000
---------------------------
Richard W. Torney


/s/ RICHARD F. CHARLES           Director                     September 11, 2000
---------------------------
Richard F. Charles


/s/ H. DEAN CUBLEY               Director                     September 11, 2000
---------------------------
H. Dean Cubley


/s/ TERRY D. KRAMER              Director                     September 11, 2000
---------------------------
Terry D. Kramer


/s/ STEPHEN E. PAZIAN            Director                     September 11, 2000
---------------------------
Stephen E. Pazian